                                                                    Exhibit 23.1

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


Tremisis Energy Acquisition Corporation
New York, NY


        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 10, 2004 (except as to Note 8 as to which the date is April 16, 2004) relating to the financial statements of Tremisis Energy Acquisition Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.


        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York


April 19, 2004